Exhibit 10.8

Frederick C. Tuomi

Dear Frederick:

Reference is made to the Award Notice and Restricted Stock Unit Agreement by and between you (“Participant”) and Invitation Homes Inc. (the “Company”) dated November 16, 2017 (the “Award Notice”). Capitalized terms used and not defined herein shall have the meaning set forth in the Award Notice.

Notwithstanding Section 1 of the Award Notice, the Time Vesting RSUs shall vest in equal installments on each of the first three anniversaries of November 16, 2017, subject to the Participant’s continued employment through the applicable vesting date; provided, that if the number of RSUs is not evenly divisible by three, then no fractional units shall vest and the installments shall be as equal as possible with the smaller installments vesting first.

Pursuant to Section 2(a) of the Award Notice, the Performance Conditions and Performance Period for the Performance Vesting RSUs granted thereunder are set forth below.

1.
Performance Conditions. The number of Performance Vesting RSUs that become Earned RSUs shall be based on the achievement of the Performance Conditions set forth below, with the number of Performance Vesting RSUs earned in respect of each Performance Condition equal to (x) the target number of Performance Vesting RSUs multiplied by (y) the Relative Weighting multiplied by (z) the applicable Percentage of Award Earned (calculated in accordance with Section 2 hereof), rounded down to the nearest whole share. Notwithstanding the foregoing, if INVH TSR (i.e., total shareholder return) for the Performance Period is negative, the Performance Vesting RSUs that would vest based on INVH TSR Relative to RMS Index CAGR shall not vest at a level greater than target.

Performance Condition	Performance Period	Relative Weighting	Threshold Level of Achievement	Target Level of Achievement	Maximum Level of Achievement
INVH TSR Relative to RMS Index CAGR	November 16, 2017 – November 16, 2020	One-Third	[•]	[•]	[•]
Run Rate Annualized Synergies	November 16, 2017 – March 31, 2019	One-Third	[•]	[•]	[•]
Management Development and CEO Succession Plan	November 16, 2017 – November 16, 2020	One-Third	[•]	[•]	[•]

2.
Calculation of Number of Earned Units. Following the last day of the applicable Performance Period, the Committee shall calculate the Percentage of Award Earned with respect to each Performance Condition, based on the percentages specified below. If actual performance with respect to any Performance Condition is between “Threshold”

001409-0025-15355-Active.25140442.4

and the “Target” or the “Target” and “Maximum” levels of achievement, the Percentage of Award Earned shall be determined using linear interpolation (and rounded to the nearest whole percentage point) between such numbers. In the event that actual performance does not meet the Threshold Level of Achievement with respect to any Performance Condition, the “Percentage of Award Earned” with respect to such Performance Condition shall be zero. All determinations with respect to whether and the extent to which a Performance Condition has been achieved shall be made by the Committee in its sole discretion and the applicable Performance Conditions shall not be achieved and the applicable Performance Vesting RSUs shall not become Earned RSUs until the Committee certifies by resolution the extent to which such Performance Conditions have been met.

Level of Achievement	Percentage of Award Earned
Below Threshold	0%
Threshold	80%
Target	100%
Maximum	120%
Above Maximum	120%

3.
Unvested RSUs Forfeited. Any Performance Vesting RSUs which do not become Earned RSUs based on actual performance during the Performance Period shall be forfeited as of the last day of the Performance Period, except to the extent set forth in the Restricted Stock Unit Agreement.

4.
Vesting of Earned RSUs. Any Performance Vesting RSUs that become Earned RSUs shall become vested on November 16, 2020 and shall be settled in accordance with the terms of the Restricted Stock Unit Agreement, contingent on the Participant’s continued employment with the Company through such date.

5.	Definitions. For the purposes of the Award Notice:

a.
“Beginning Share Price” with respect to the Performance Period shall mean the 20 day trailing average closing stock price as of (but excluding) the first day of the Performance Period (subject to adjustment in accordance with Section 14 of the Plan).

b.
“CAGR” shall mean compounded annual growth rate, and shall be expressed as a percentage (rounded to the nearest tenth of a percent 0.1%) and shall be calculated for a performance period using the following formula:

c.
“CEO Succession Plan” means a subjective ranking determination by the Compensation Committee in its sole discretion between 1 and 5 (with 1 as the lowest and 5 as the highest) as to the Company’s succession preparedness, as of the end of the Performance Period.

d.	“Ending Share Price” with respect to the Performance Period shall mean the 20 day trailing average closing stock price through (and including) the last trading day of a Performance Period.

e.
“INVH TSR” shall be calculated as the CAGR, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per Share during the Performance Period due to the appreciation or depreciation in the price per Share and dividends paid during the Performance Period, assuming dividends are reinvested on their respective ex-dividend dates, and calculated using the Beginning Share Price and the Ending Share Price.

f.
“INVH TSR Relative to RMS Index CAGR” in respect of the Performance Period shall mean the INVH TSR for the Performance Period, less the RMS Index CAGR for the Performance Period. For the avoidance of doubt, the intent of the Committee is that RMS Index CAGR over the Performance Period be calculated in a manner designed to produce a fair comparison between the Company’s annualized TSR percentage and the RMS Index CAGR for the purpose of determining INVH TSR Relative to RMS Index CAGR.

g.
“RMS Index CAGR” shall be calculated as the CAGR, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value of the MSCI US REIT Index during the Performance Period due to the appreciation or depreciation in the index during the Performance Period, but using (x) the 20 day trailing average closing price of the index as of (but excluding) the first day of the Performance Period and (y) the 20 day trailing average closing price of the index through (and including) the last trading day of a Performance Period.

h.
“Run Rate Annualized Synergies” means the annualized net cost savings achieved in connection with the merger of the Company with Starwood Waypoint Homes, as determined by the Compensation Committee in its sole discretion and measured through the end of the Performance Period.

Sincerely,

Invitation Homes Inc.

/s/ Mark. A. Solls
By: Mark A. Solls
Its: Executive Vice President and Chief Legal Officer

Acknowledge and Agreed:

/s/ Frederick C. Tuomi
By: Frederick C. Tuomi